Exhibit 99.1

MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC ENTERTAINMENT HOLDINGS, INC. BOARD OF DIRECTORS ELECTS
 SONIA JAIN TO SERVE AS A DIRECTOR OF THE COMPANY,

EFFECTIVE MARCH 1, 2024

Sonia Jain will serve as a Class III director of the Company with a term expiring at the Company’s 2026 Annual Meeting of Stockholders

LEAWOOD, KANSAS - (March 1, 2024) – AMC Entertainment Holdings, Inc., (NYSE:AMC), the largest theatrical exhibitor in the United States and in the world, today announced that the Company’s Board of Directors has elected Sonia Jain to the AMC Board of Directors, effective March 1, 2024.

Jain will serve as a Class III director of the Company with a term expiring at the Company’s 2026 Annual Meeting of Stockholders, and at that meeting will stand for re-election thereafter. She will serve as a Member of the Audit Committee.

Jain brings to the Board extensive financial and accounting experience, including as a chief financial officer (CFO) of a publicly traded company. Jain currently serves as CFO of Cars.com Inc., where she has worked since October 2022, and a position she also held from July 2020 to April 2022. She served as CFO of Convoy Inc. from April 2022 to September 2022. Prior to her initial tenure at Cars.com Inc., Jain served as CFO of Redbox Automated Retail LLC from September 2016 to June 2020.

Jain holds a B.S. in Electrical Engineering from Princeton University, an M.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology, and an M.B.A. from Harvard Business School.

AMC Chairman of the Board and CEO Adam Aron commented:

“It’s a privilege to welcome Sonia Jain as a new Director on AMC’s Board. She brings a long-standing tenure of success as a CFO, and her financial acumen and leadership will be valuable assets to our Company, our guests, and our shareholders.”

The full AMC Entertainment Holdings, Inc. Board of Directors will now include:

Adam M. Aron – Chairman of the Board and CEO; former CEO of each of Starwood Hotels and Resorts Worldwide Inc., the NBA’s Philadelphia 76ers, Vail Resorts and Norwegian Cruise Line, as well as having been the chief marketing officer of both United Airlines and Hyatt Hotels & Resorts

Denise “Dee” Clark – Global information technology executive who has led technical groups for a variety of consumer giants including Estée Lauder, Hasbro, Mattel, Warner Music, MCI Systemhouse and Apple Computer

Sonia Jain – CFO of Cars.com, former CFO of Redbox Automated Retail LLC

Howard W. 'Hawk' Koch, Jr. – Movie producer, principal at The Koch Company, former president of the Academy of Motion Picture Arts and Sciences and the Producers Guild of America

Philip Lader - Senior Advisor to Morgan Stanley Institutional Securities; formerly served as the U.S. Ambassador to the Court of St. James’s, Administrator of the U.S. Small Business Administration, White House Deputy Chief of Staff, Assistant to the President and Deputy Director of the U.S. Office of Management & Budget. Also former Chairman of WPP plc

Gary F. Locke – Trade consultant and owner of Locke Global Strategies; formerly served as Governor of Washington, U.S. Secretary of Commerce, and the U.S. Ambassador to the People’s Republic of China

Kathleen M. Pawlus – Retired partner of Ernst and Young, LLP having served as the Chief Financial Officer and Chief Operating Officer of its Global Assurance practice

Keri Putnam – Producer, consultant, and executive with decades of experience in leadership roles in commercial film & television, and nonprofit arts. Formerly CEO of Sundance Institute and President of Production at Miramax films

Anthony J. Saich – Director of the Ash Center for Democratic Governance and Innovation as well as Daewoo Professor of International Affairs at Harvard University’s Kennedy School of Government

Adam J. Sussman – President of Epic Games; formerly Chief Digital Officer of Nike, Inc

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 900 theatres and 10,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, website, and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. In addition, in 2023 AMC launched AMC Theatres Distribution with the highly successful releases of TAYLOR SWIFT | THE ERAS TOUR and RENAISSANCE: A FILM BY BEYONCÉ. AMC Theatres Distribution expects to release more concert films with the world’s leading musical artists in the years ahead. For more information, visit www.amctheatres.com/.

###

Source: AMC Entertainment Holdings